EXHIBIT 99.2

                               Nos. 02-5132, -5137
             UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT
                          -----------------------------
                         BANK UNITED, BANK UNITED CORP.,
                           AND HYPERION PARTNERS L.P.,
                             PLAINTIFFS-APPELLANTS,
                                       v.
                                 UNITED STATES,
                           DEFENDANT-CROSS APPELLANT.
                          -----------------------------
             APPEALS FROM THE UNITED STATES COURT OF FEDERAL CLAIMS
                                  IN 95-CV-473,
                              JUDGE JAMES T. TURNER
                          -----------------------------
       APPELLANTS' PETITION FOR PANEL REHEARING AND FOR REHEARING EN BANC
                          -----------------------------

OF COUNSEL:                                          Walter B. Stuart IV
John D. Taurman                                      VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.                               1001 Fannin, Suite 2300
1455 Pennsylvania Avenue, N.W.                       Houston, Texas 77002-6760
Suite 600                                            (713) 758-1086
Washington, DC 20004-1008                            (713) 615-5889
(202) 639-6650
(202) 879-8850                                       COUNSEL OF RECORD
                                                     FOR APPELLANTS
David T. Hedges, Jr.
Michael C. Holmes
VINSON & ELKINS L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002-6760
(713) 758-2676
(713) 615-5291

                             CERTIFICATE OF INTEREST

     1. The full name of every party or amicus represented by counsel for Appellants is: Bank United, Bank United Corp., and Hyperion Partners L.P.

     2. The name of the real party in interest (if the party named in the caption is not the real party in interest) represented by counsel for Appellants is: Washington Mutual, Inc. is a real party in interest. Hyperion Ventures L.P., the general partner of Hyperion Partners L.P., may be considered a real party in interest. Publicly-held companies that are limited partners of, or affiliates of limited partners of, Hyperion Partners L.P. and therefore may be considered real parties in interest are AXA Group, Prudential Financial Inc., American International Group, Inc., and Masco Corp. In addition, the Bank United Corp. Litigation Contingent Payment Rights Trust may also be considered a real party in interest.

     3. All parent corporations and publicly-held companies that own 10 percent or more of the stock of the party or amicus curiae represented by counsel for Appellants are: Bank United and Bank United Corp. are part of Washington Mutual, Inc. Limited partners who contributed ten percent or more of the capital commitments to Hyperion Partners L.P. and are publicly-held companies are Prudential Financial Inc. and American International Group.

     4. The names of all law firms and partners or associates that appeared for the party or amicus now represented by counsel for Appellants in the trial court or are expected to appear in this court are:

     a. Appearing in the trial court and expected to appear on appeal:

                  VINSON & ELKINS L.L.P.
                           Walter B. Stuart IV
                           John D. Taurman
                           David T. Hedges, Jr.
                           Michael C. Holmes

     b. Appearing in the trial court only:

                  VINSON & ELKINS L.L.P.
                           Ky P. Ewing, Jr.
                           Alden L. Atkins
                           Karen B. Jewell
                           James A. Reeder, Jr.
                           Tegan M. Flynn
                           Joseph E. Hunsader
                           Fred I. Williams

                  Professor E. Allan Farnsworth,
                  Columbia Law School.


Dated:  ______________                    _____________________
                                          Walter B. Stuart IV
                                          Counsel of Record for Appellants

                                TABLE OF CONTENTS

                                                                        Page

CERTIFICATE OF INTEREST...................................................i

TABLE OF CONTENTS.......................................................iii

TABLE OF AUTHORITIES.....................................................iv

STATEMENT OF COUNSEL......................................................1

POINTS OF LAW AND FACT OVERLOOKED OR
MISAPPREHENDED BY THE PANEL...............................................1



STATEMENT OF THE CASE.....................................................3

ARGUMENT..................................................................4

         I.       PLAINTIFF-OWNERS' EXPECTANCY DAMAGES....................5

         II.      BANK UNITED'S EXPECTANCY DAMAGES.......................11

CONCLUSION...............................................................15

ADDENDUM...................................................................

         Panel Opinion, September 22, 2003

CERTIFICATE OF SERVICE.....................................................

                              TABLE OF AUTHORITIES

                                      CASES

BANK UNITED OF TEXAS FSB V. UNITED STATES,
   50 Fed. Cl. 645 (2001).........................................3, 4, 14, 15

BLUEBONNET SAVINGS BANK, FSB V. UNITED STATES,
   266 F.3d 1348 (Fed. Cir. 2001) ..........................................14

CALIFORNIA FEDERAL BANK, FSB V. UNITED STATES,
   245 F.3d 1342 (Fed. Cir. 2001)...........................................12

FISHER V. FIRST STAMFORD BANK AND TRUST,
   751 F.2d 519 (2d Cir. 1984)..............................................10

HOME SAVINGS OF AMERICA, F.S.B. V. UNITED STATES,
   2003 WL 22357732 (Fed. Cl. Sept. 3, 2003)................................10

HUGHES COMMUNICATIONS GALAXY, INC., V. UNITED STATES,
   271 F.3d 1060 (Fed. Cir. 2001)............................................6

LASALLE TALMAN BANK, F.S.B. V. UNITED STATES,
   317 F.3d 1363 (Fed. Cir. 2003).......................................PASSIM

UNITED STATES V. WINSTAR CORP.,
   518 U.S. 839 (1996).......................................................3

                                    STATUTES

Financial Institutions Reform, Recovery and Enforcement Act of 1989
("FIRREA"), Pub. L. No. 101-73, 103 Stat. 183 ...............................3

                                      TEXTS

James Van Horne & John M. Wachowicz, Jr.,
FUNDAMENTALS OF FINANCIAL MANAGEMENT (10th ed. 1998).....................9, 10

                              STATEMENT OF COUNSEL
                              --------------------

     Based on my professional judgment, I believe that the panel decision is contrary to the decision of this Court in LASALLE TALMAN BANK, F.S.B. v. UNITED STATES, 317 F.3d 1363, 1374-75 (Fed. Cir. 2003) (expectancy damages of a thrift as the recipient of equity capital raised to mitigate a WINSTAR breach), and that this appeal requires an answer to the following precedent-setting question of exceptional importance: What is the proper application of the expectancy damages standard recognized in LASALLE where the SUPPLIER of equity capital in mitigation of a WINSTAR breach is itself a party to the breached contract and is seeking its expectancy damages?

                                                ----------------------------
                                                Walter B. Stuart, IV
                                                Counsel of Record for Appellants

                             POINTS OF LAW AND FACT
                             ----------------------
                    OVERLOOKED OR MISAPPREHENDED BY THE PANEL
                    -----------------------------------------

     With respect to the $35,338,988 of equity capital that Bank United's owners paid into Bank United in 1990-1991 to mitigate the government's breach, the panel overlooked this fundamental expectancy damages issue: How much better off would Bank United's owners have been if the government had not egregiously breached their contract than they were after they mitigated the breach? By failing to consider the owners' expectancy position "but for" the breach, the panel failed to compensate them for the loss of the benefit of their bargain with the government -- the right under their Capital Plan forbearance to devote less of their capital to support
Bank United's growth and profitability, freeing them to keep more of their funds to use in other ways. While the mitigation restored Bank United's profits, Bank United's owners were left with $35,338,988 less than they would have had if the breach had not occurred. Moreover, the panel's reasoning that the equity infusions had no net cost to the owners because the infusions added an equal amount of cash to Bank United is contrary to this Court's recognition in LASALLE TALMAN BANK, F.S.B. V. UNITED STATES, 317 F.3d 1363, 1374 (Fed. Cir. 2003) ("LASALLE"), that an equity capital infusion is not "`costless' to ... the investor." Had the panel properly applied LASALLE's expectancy standard, the factual findings that the mitigating infusions improved Bank United's damaged post-breach condition and stayed in Bank United would not have precluded the owners' recovery.
     With respect to the $85,500,000 of preferred equity capital that Bank United raised in 1992, the panel, in direct contravention of this Court's holding in LASALLE, limited any recovery to transaction costs incurred in raising the capital. The panel's rationale -- that the cost to Bank United of dividend payments on the preferred stock is fully offset by the proceeds of the stock sale -- was rejected in LASALLE. 317 F.3d at 1374-75. Under LASALLE, dividend payments that would not have been necessary but for the government's breach are a proper component of expectancy damages. Moreover, in overturning as clearly erroneous the trial court's finding that the preferred stock sale was a mitigating transaction, the panel failed to consider the trial court's findings relevant to the timing and purpose of the sale.

                              STATEMENT OF THE CASE
                              ---------------------

     This case is one of more than 100 cases seeking recovery for breach of contract following the Supreme Court's ruling in UNITED STATES V. WINSTAR CORP., 518 U.S. 839 (1996), that the government breached its contracts with thrift acquirers when it imposed new, higher capital requirements for thrifts under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), Pub. L. No. 101-73, 103 Stat. 183. Plaintiffs here are investors who contracted with the government in 1988 to acquire an insolvent thrift ("Plaintiff-owners") and the new thrift they set up and capitalized to carry out the acquisition ("Bank United"), which was also a party to the contract with the government. In order to make the acquisition of a failed thrift economically attractive to Plaintiff-owners, the government offered forbearances from various regulatory requirements that would otherwise apply to Bank United. BANK UNITED OF TEXAS FSB
V. UNITED STATES, 50 Fed. Cl. 645, 646 (2001).
     Plaintiffs bargained hard for and received a special Capital Plan forbearance that established low minimum capital requirements for Bank United (panel op. at 2-3). The forbearance allowed Plaintiff-owners to risk less of their capital to support the growth and profitability of their thrift. The lower negotiated capital requirement meant that Plaintiff-owners could achieve a higher rate of return on their investment in Bank United and could hold on to more of their money, making it available for other investments. The forbearance also meant that Bank United would have less need to raise capital from other sources to support its operations.
     The government's FIRREA breach destroyed the benefit of Plaintiffs' bargain. SEE 50 Fed Cl. at 650 (FIRREA was an "egregious breach" of Plaintiffs' contract). After the breach, Plaintiff-owners were compelled to do what their bargain with the government was designed to avoid -- to devote more of their capital to Bank United -- and Bank United was compelled to go to the market to raise additional capital. The trial court found that those transactions fully mitigated the lost profits that the government's breach would otherwise have caused, so that Bank United was able to achieve the same growth and profits as it would have achieved if the breach had not occurred (panel op. at 5, 6, 9-10). The issue here is the cost of that mitigation in expectancy terms -- that is, how much worse off Plaintiffs were after, contrary to their bargain with the government, they had to add more equity capital to Bank United.

                                    ARGUMENT
                                    --------

         This case involves questions of exceptional importance to this Court's body of WINSTAR jurisprudence. By failing to adhere to the expectancy damages principles established in LASALLE (which was decided after briefing and before argument in this case), the panel's non-precedential opinion erroneously treats these questions as narrow dispositive factual issues.
     More fundamentally, the panel has reached the inexplicable result that the need for Plaintiffs to add $120,838,988 in equity capital to Bank United in order to mitigate the breach of a government promise limiting Bank United's capital requirements has produced NO DAMAGES. Indeed, under the panel's opinion there is no apparent limit to the amount of additional equity capital that Plaintiffs could be forced to pay into Bank United to mitigate the government's breach, while the breaching party escapes scot-free. Because of the government's breach, Plaintiffs did not receive the benefit of their bargain, but are receiving zero expectancy damages, while the government has received the full benefit of Plaintiffs' mitigation by avoiding any liability for lost profits. This result turns the law of contract damages on its head.

I.   PLAINTIFF-OWNERS' EXPECTANCY DAMAGES
     In LASALLE, this Court held that the expectancy damages standard provides an appropriate measure of compensation in WINSTAR cases where equity capital has been added to a thrift to mitigate the government's breach. 317 F.3d at 1374.
     In a case where mitigation has occurred, application of the expectancy standard entails consideration of (1) the non-breaching party's "BUT-FOR" POSITION, I.E., its position had the breached promise been performed; (2) its "PRE-MITIGATION"

POSITION, I.E., its damaged position after the breach has taken away the benefit of the bargain; and (3) its "POST-MITIGATION" POSITION, I.E., its position after mitigation has, at least to some extent, improved the state of affairs imposed by the breach. The function of expectancy damages is to compensate the non-breaching party by making up the difference between its post-mitigation position and its but-for position. SEE HUGHES COMMUNICATIONS GALAXY, INC. V. UNITED STATES, 271 F.3d 1060, 1066 (Fed. Cir. 2001) (plaintiff arranged substitute launches after the government breached its launch contract; this Court applied the expectancy standard "to award damages sufficient to place the injured party in as good a position as he or she would have been had the breaching party fully performed") (internal quotation marks omitted). By contrast, the difference between the pre-mitigation and post-mitigation positions measures the damages avoided through mitigation, for which the breaching party would have been liable if the mitigation had not occurred. SEE LASALLE, 317 F.3d at 1373. The panel's fundamental misstep was to focus on the improvement in Plaintiffs' post-breach position achieved through mitigation rather than on how much worse off Plaintiffs were after mitigating than they would have been but for the breach.
     But for the breach, Plaintiff-owners would have received the benefit of their Capital Plan forbearance bargain: a lower capital requirement for Bank United, which allowed them to keep more of their money for other uses. After mitigating,

Plaintiff-owners avoided the breach's effects on Bank United's growth and profits, but a critical difference remained between their but-for and post-mitigation positions: their investment of an additional $35,338,988 in Bank United, the very outcome their forbearance bargain was designed to avoid. The panel ignored this difference, implying that an investor is no worse off having to invest $125 MILLION rather than $90 MILLION (Plaintiff-owners' original investment in Bank United) TO ACHIEVE THE SAME RETURNS (I.E., the same level of profitability in Bank United). Such an investor clearly is worse off, because the extra $35 million could otherwise have been retained and used in other investments offering a separate return on, and ultimately the return of, those funds. Here, Plaintiff-owners ended up with $35,338,988 less in their hands because of the breach.1
     The panel focused instead on the difference between Plaintiff-owners' pre-mitigation and post-mitigation positions, noting that the mitigation "increased" the post-breach "value" and earnings of Bank United and thus produced a "return" to Plaintiff-owners on the added capital they paid to repair the breach (panel op. at 13, 15).2 Such comparisons are not pertinent to Plaintiff-owners' expectancy damages.

--------
1 The panel notes that the $35,338,988 remained in Bank United and was not "lost" in the sense (apparently) that Bank United did not fail (panel op. at 14). What was lost in expectancy terms was the benefit of the Capital Plan bargain: the right to enjoy the returns on their investment in Bank United without needing to pay in more of their capital. This issue was not raised in LASALLE, because the supplier of mitigation capital in that case was not a party to the breached contract and had no expectancy taken away by the government's breach.

2 The panel appears to have considered the returns earned on the $35,338,988 infusions only as a return on the cash itself (panel op. at 15), rather than the returns earned on leveraging the $35,338,988 in added capital to engage in additional borrowing and investing (at a 3 percent minimum capital-to-assets ratio, Bank United could "lever" the $35,338,988 in capital into added borrowings supporting assets 33.3 times the amount of the capital). It is this capacity

It is axiomatic that the mitigation achieved an improvement over Plaintiffs' post-breach position by avoiding a harm (damage to Bank United's growth and profitability) that the breach would otherwise have caused. The expectancy inquiry is different: But for the breach, Plaintiff-owners would not have needed to invest an additional $35,338,988 in Bank United to avoid the breach's impacts, but, as contemplated by the Capital Plan forbearance, would instead have kept those funds for other uses.
     Because the only returns earned on the mitigating infusions (I.E., overcoming the breach's impacts on Bank United's profits) are returns Plaintiff-owners would have earned anyway if the government had not breached, it is erroneous to suggest (panel op. at 15) that those returns should be netted against the alternative returns Plaintiff-owners lost. Deducting from Plaintiff-owners' recovery the returns achieved through mitigation would give the government a double benefit -- (i) avoidance of liability for lost profits plus (ii) a reduction in Plaintiff-owners' expectancy recovery. Even if Plaintiff-owners would have earned less in an alternative investment than they earned in Bank United by mitigating the government's breach, they are entitled to the entire lost return, which absent the breach they would have earned in addition to the returns produced by Bank United.3

--------
   for growth and profits that the mitigation was designed to restore after abrogation of the Capital Plan forbearance, which would have allowed the same growth and profits without additional capital.

3 There was ample evidence at trial bearing on the level of Plaintiff-owners' lost returns, SEE Appellants' Opening Brief, pp. 42-43, but the trial court did not reach this issue, necessitating a remand for additional factfinding.

     The panel's observation that the $35,338,988 in equity capital replaced debt that Bank United would have otherwise incurred (panel op. at 12-13) also cannot defeat recovery of expectancy damages. The panel's theory that the infusions had no net effect on Plaintiff-owners because the infusions relieved Bank United of an obligation to repay an equal amount of debt is inconsistent with the recognition in LASALLE that an equity infusion is not "'costless' to
.... the investor." 317 F.3d at 1374. Infusions of cash equity always provide funds that would otherwise have to be borrowed, but that does not mean that equity investors are IPSO FACTO made whole the moment they invest. Equity investors are not satisfied that their cash investment, of necessity, immediately improves their company's financial position. On the contrary, equity infusions entail real risks that the company will not survive or will not be profitable, and investors expect to be paid returns for taking those risks with their money. SEE James Van Horne & John M. Wachowicz, Jr., FUNDAMENTALS OF FINANCIAL MANAGEMENT (10th ed. 1998)("Van Horne & Wachowicz") (cited in LASALLE, 317 F.3d at 1374-75) at 71-72. When Plaintiff-owners invested $35,338,988 in Bank United in 1990-1991, the risks of thrift investment were so great that equity capital could not be raised in the market. SEE p. 14 INFRA.
    The cash paid into Bank United pursuant to the mitigating infusions may have, at most, the effect of reducing borrowing costs (interest payments), and as indicated in LASALLE, 317 F.3d at 1375, the benefit of such cost savings may have to be credited against an expectancy award. (4) There is no reason to presume that the avoided cost of debt in Bank United will exceed Plaintiff-owners' lost returns on alternative equity investments, producing zero damages. Indeed, the converse is well understood: The rate of return paid on equity investments, because of their greater risk, are presumed to exceed the rate of return paid to lenders. SEE Van Horne & Wachowicz at 393, 395. This is especially true for thrifts, which are able to borrow funds at low rates because their deposit liabilities are insured by the government. At a minimum, Plaintiff-owners are entitled to the opportunity to prove that their loss exceeds any savings in borrowing costs that must be credited under LASALLE. (5)
     The proper approach to the expectancy damages of thrift owners forced to add equity capital to their thrifts is critical to a sound resolution of WINSTAR cases. None of this Court's WINSTAR precedents directly decides this issue. The panel's flawed analysis, based on factual findings erroneously treated as dispositive, should be corrected.

--------
4 The panel's opinion refers to the $35,338,988 infusions as creating additional assets in Bank United or as replacing debt (panel op. at 13, 15). Either way, because mitigation should not entail added risks, SEE, E.G., FISHER V. FIRST STAMFORD BANK AND TRUST, 751 F.2d 519, 523-24 (2d Cir. 1984), the benefit of added cash should be measured by low-risk rates of return, either the savings on the thrift's low-cost, government-subsidized borrowing (I.E., federally-insured deposits) or the returns available on government bonds. SEE HOME SAVINGS OF AMERICA, F.S.B. V. UNITED STATES, 2003 WL 22357732 (Fed. Cl. Sept. 3, 2003), slip op. at 44-48.

5 The panel's observation that the equity infusions were not "expended" and so could not constitute a recoverable "'cost'" (panel op. at 13-14) misconceives the nature of the breached bargain here. In a case where a perfect substitute for the breached promise is found through mitigation, the only difference between the non-breaching party's but-for and post-mitigation positions may be the out-of-pocket expenditures incurred to arrange the substitute transaction. Here, Plaintiff-owners could not obtain a substitute for the breached promise (I.E., reinstatement of the Capital Plan's minimum capital requirement), and losing the benefit of their bargain entailed not merely added expenditures, but the need to add equity capital to Bank United to prevent harm to Bank United's growth and profitability.

II.  BANK UNITED'S EXPECTANCY DAMAGES

     The panel's opinion, denying Bank United's recovery of dividends paid as a cost of mitigation and limiting any recovery to transaction costs, is in direct conflict with this Court's decision in LASALLE. In LASALLE, this Court rejected the government's argument that the dividends paid by a thrift on replacement capital are not recoverable as expectancy damages because the cash proceeds from the sale of the capital equaled the expected cost of the promised payments. 317 F.3d at 1374-75. The holding in LASALLE is clearly correct. But for the government's breach, there would have been no need for replacement capital and no attendant dividend costs. It is immaterial that the capital transaction was fairly priced -- that, in this case, Bank United received $85,500,000 of capital in return for payment obligations worth $85,500,000.6 What matters is that, if Bank United had received the benefit of the Capital Plan forbearance bargain, it would have enjoyed the same growth and the same profitability WITHOUT having to raise additional capital and to pay the dividends needed to obtain it.
     The panel (panel op. at 16) relied upon this Court's earlier decision in CALIFORNIA FEDERAL BANK, FSB V. UNITED STATES, 245 F.3d 1342, 1350 (Fed. Cir.
2001) ("CALFED"), which upheld as not clearly erroneous the trial court's factual findings

--------
6 For example, where a buyer pays a seller $100 for a shipment of widgets, the seller fails to perform, the buyer spends $3 to find a substitute seller and pays the market price of $100 for a substitute shipment, the buyer's expectancy damages are $103, not $3. The fact that the buyer received $100 worth of substitute widgets for the $100 paid is immaterial, just as it is immaterial that a plaintiff receives $100 of substitute capital for $100 worth of payments. The

      \


rejecting the plaintiff's experts' testimony as "not credible" and expressly adopting the testimony of the government's expert, Merton Miller, that transaction costs alone provided "an appropriate measure" of CalFed's capital replacement damages. This case, however, differs from CALFED. Here, the trial court made no such credibility determinations and no findings adopting Professor Miller's similar testimony below. Indeed, the trial court's opinion makes no reference to Professor Miller's "transaction cost" testimony or theory, fails to even mention his name, and awards (as part of the $4,884,283 in mitigation costs for a separate breach not challenged by the government in this Court) interest expenses incurred by Bank United that Professor Miller testified were unrecoverable under his "transaction cost" theory. SEE Appellants' Reply Brief, pp. 20-22. The premise of the panel's opinion, that the trial court's decision is based on a "finding" adopting Professor Miller's testimony and therefore can be upheld under the clearly erroneous standard applied in CALFED, is unfounded.
     We anticipate that the government will seek reissuance of the panel's opinion as precedential under Federal Circuit Rule 47.6(c).7 Even if such a request is not filed or granted, this Court's expectancy damages holding in LASALLE and its earlier

--------
   expectancy damages arise from paying again for something the plaintiff was already entitled to have under the contract, not only in the expenditures necessary to effect a substitute transaction.

7 On September 30, 2003, counsel for the government asked appellants' counsel whether a request under Federal Circuit Rule 47.6(c) would be opposed. Under Rule 47.6(c), any such request must be filed by November 21, 2003.

upholding of a contrary factual finding (8) in CALFED will continue to create uncertainty in WINSTAR cases. The panel's unwarranted reliance on CALFED in this case perpetuates that uncertainty and denies Plaintiffs the benefit of this Court's LASALLE precedent.
     Finally, the panel was wrong to disturb the trial court's finding that Bank United's preferred stock sale in 1992 constituted a mitigating transaction. The panel's decision is based on the timing of the sale and on the panel's view that the trial court "failed to sufficiently explain the basis for" its mitigation finding (panel op. at 2, 18). To the contrary, the trial court carefully recounted Plaintiffs' efforts to mitigate the government's breach, beginning "[s]oon after enactment of FIRREA" with an unsuccessful attempt to sell preferred stock in 1989. 50 Fed. Cl. at 660 & n.15. The trial court specifically credited the testimony of one of Plaintiffs' principals, who testified that market conditions precluded raising such capital until 1992, and the testimony of several witnesses, including a government witness, who confirmed that after FIRREA it was "difficult for any thrift to raise capital." ID. These findings are in line with findings made and left undisturbed in LASALLE, 317 F.3d at 1368, and BLUEBONNET SAVINGS BANK, FSB V. UNITED STATES, 266 F.3d 1348, 1356 (Fed. Cir. 2001). The trial court thus adequately explained why it found that

--------
8 The government's petition for panel rehearing in LASALLE raised this inconsistency, arguing that the LASALLE opinion's rejection of the government's transaction cost argument appeared "incompatible" with the Court's decision not to overturn the transaction cost finding in CALFED. Petition for Panel Rehearing of Defendant-Cross-Appellant, the United States, Nos. 00-5005, 5027, filed February 28, 2003, pp. 8-9, 15.

the 1992 preferred stock sale constituted mitigation despite the three-year delay from the date of the breach. Furthermore, the capital transaction upheld as mitigation of the FIRREA breach in LASALLE occurred in 1992 after earlier attempts to raise capital were unsuccessful, as is true in this case.
     The panel here approached the timing issue from a different perspective, noting that the preferred stock sale occurred at the end of a hypothetical three-year period during which the promised Capital Plan forbearance would have been more favorable than the breach-imposed FIRREA capital requirement (panel op. at 18). The trial court was well aware of this three-year breach period, an after-the-fact construct developed for the litigation and labeled the "damages window," but saw it as no impediment to its mitigation finding. Indeed, the government urged the trial court to abandon its mitigation finding on this ground in post-judgment proceedings, A0000119-22, but, tellingly, to no avail. The reason can be found in the court's opinion, which recognized as mitigation the actions Plaintiffs needed to take to restore Bank United's pre-FIRREA "growth and profit-making plans," 50 Fed. Cl. at 655, plans that explicitly looked beyond the end of any artificially-defined "damages window" (A3000469, A3000489).
     Given the trial court's recognition that Bank United's ability to raise capital in response to the breach was unavoidably delayed and its recognition that mitigation was necessary to restore Bank United's long-term plans, it was not clearly erroneous for the trial court to find that the 1992 preferred stock sale constituted mitigation. There is nothing inherently implausible about the need to raise capital to mitigate the cumulative effect of being denied the benefit of the Capital Plan forbearance for several years during which outside capital was unavailable, nor any reason to conclude that the need to remedy that cumulative ongoing effect must have disappeared by the end of 1992. (9)

                                   CONCLUSION
                                   ----------

     For the foregoing reasons, we respectfully petition this Court for rehearing and suggest that the appeal be reheard EN BANC.

--------
9 At a minimum, in the absence of evidence affirmatively refuting the trial court's mitigation finding, the issue should be remanded for the sufficient explanation the panel found lacking.

Respectfully submitted,


                                                     ---------------------
OF COUNSEL                                           Walter B. Stuart IV
John D. Taurman                                      VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.                               1001 Fannin, Suite 2300
1455 Pennsylvania Avenue, N.W.                       Houston, Texas 77002
Suite 600                                            (713) 758-1086
Washington, DC  20004-1008
(202) 639-6650
                                                     COUNSEL OF RECORD FOR
                                                     APPELLANTS
David T. Hedges, Jr.
Michael C. Holmes
VINSON & ELKINS L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002-6760
(713) 758-2676

November 5, 2003

                                    ADDENDUM

                             CERTIFICATE OF SERVICE
                             ----------------------

     I hereby certify that on this 5th day of November 2003, I caused a copy of Appellants' Petition for Panel Rehearing and For Rehearing En Banc to be served by United States mail upon:

                  John J. Hoffman, Esq.
                  Commercial Litigation Branch
                  Civil Division
                  Department of Justice
                  Attn:  Classification Unit, 8th Floor
                  1100 L. Street, N.W.
                  Washington, D.C. 20530




                                          --------------------------------------
                                          Attorney for Appellants

              NOTE: Pursuant to fed. cir. r. 47.6, this disposition
            is not citable as precedent. it is a public record. This disposition will appear in tables published periodically.

             UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT

                                 02-5132, -5137

                         BANK UNITED, BANK UNITED CORP.,
                           and HYPERION PARTNERS L.P.,

                             Plaintiffs-Appellants.

                                       V.


                                 UNITED STATES,

                           Defendant-Cross Appellant.


                           DECIDED: September 22, 2003


Before MAYER. Chief Judge, DYKI and PROST. Circuit Judges. PROST, Circuit Judge.
              ----- -----                  ------- ------         ------- -----

     Hyperion Partners LP. and Bank United Corp. (collectively "Hyperion"). and Bank United appeal the decision of the United States Court of Federal Claims granting them only part of the damages they sought for the government's breach of several agreements caused by the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") Pub. L. No. 101-783,
103 Stat. 183 (1989). BANK UNITED OF TEX. FSB V. UNITED STATES, 50 Fed. Cl. 645, 646-50 (2001) ("BANK UNITED II"). The United States cross-appeals a portion of the trial court's damages award as well as its interpretation of a regulatory forbearance agreement which formed the basis for its grant of summary judgment as to liability. BANK UNITED OF TEX. FSB V. UNITED STATES, 49 Fed Cl. 1 (1999), MODIFICATION DENIED, 50 Fed. CL 327 (1999), ("BANK UNITED I"). Because we conclude that the trial court correctly interpreted the forbearance agreement, we affirm the grant of summary judgment as to liability. However, because we hold that the trial court failed to sufficiently explain the basis for the portion of its damages award challenged by the government, we reverse the trial court's award of damages as to $3,942,500. Accordingly, we AFFIRM-IN-PART, and REVERSE-IN-PART.


                           I. CONTRACT INTERPRETATION

     As an initial matter, the government contends that the trial court erred in its interpretation of the capital forbearance agreement. The provision at issue provides, in relevant part, that:

          The FSLIC WILL forbear, for a period of ten years following the date of consummation of the acquisition ("Effective Date"), from exercising its authority to take action under Section 563.13 . . . for any failure of the Resulting Institution to meet the regulatory capital requirements arising solely from: . . . (c) the assumption of the liabilities of the Acquired Institution as of the Effective Date; . . . or (2) [Bank United's] assumption of the Acquired Institution's regulatory capital deficiency as of the Effective Date; PROVIDED THAT [Bank United maintains a ratio of regulatory capital to total liabilities at a level no less than [prescribed by the Capital Plan].

     Interpreting this provision, the trial court concluded that, once Bank United assumed the liabilities of the "Acquired Institution," the forbearance agreement obligated the government to forbear from enforcing its regulatory capital regulations so long as Bank United remained in compliance with the lower capital ratios set forth by the Capital Plan. BANK UNITED I, 49 Fed. Cl. at 5. The trial court explained that "[s]ince the forbearances . . . were designed to enable Bank United to survive the absorption of the liabilities of [the Acquired Institution], it seems apparent that the modified capital standards in the [Capital Plan] are operative at all times, and require no separate showing." ID. Thus, the trial court held that the forbearance agreement "permitted [Bank United] to meet modified capital requirements in lieu of regulatory capital requirements, for a period of ten years." 50 Fed. Cl. at 327.

     On appeal, the government argues that Bank United's assumption of the liabilities of the Acquired Institution did not entitled to operate under the lower capital ratios set forth by the Capital Plan. Rather, according to the government, the agreement provided that Bank United could operate under the Capital Plan's minimum ratios only during the period between the Effective Date of the transaction and the placement of the $110 million of subordinated debt. Thereafter, argues the government, the capital ratios set forth by the Capital Plan should be read as coming into effect only upon the occurrence of the "triggering events" listed in the agreement. Thus, under the government's interpretation, Bank United's "assumption of the Acquired Institution's regulatory capital deficiency" triggered the government's obligation to forbear. However, once Bank United came into compliance with the generally-applicable regulatory capital requirements upon issuance of the subordinated debt, "its failure to meet the regulatory capital requirements due to its assumption of [the Acquired Institution's] regulatory capital deficiency was erased," thereby deactivating the Capital Plan and requiring Bank United to comply with the generally-applicable regulatory capital requirements unless the Capital Plan was again "triggered."
     Hyperion and Bank United respond that both the language and structure of the agreement support the trial court's interpretation. According to Appellants, Bank United's assumption of nearly $5 billion in liabilities as part of the acquisition triggered the forbearance, allowing Bank United to operate under the Capital Plan's lower ratios during the forbearance period. Hyperion and Bank further point out that the modified capital ratios were incorporated into related "Regulatory Capital Maintenance Agreement" which defines the "Capital Plan Level" as "[t]he level at which [Bank United] is required to maintain its Regulatory Capital pursuant to paragraph one of the forbearance letter." Finally, Hyperion and Bank United contend that the trial court's interpretation is further supported by the interpretation of the parties as evidenced by Bank

United's reporting of its compliance with the Capital Plan rather than the higher generally-applicable capital ratio requirements.
     We agree with the trial court to the extent it held that the minimum ratios of the Capital Plan continued to be operative after the issuance of the subordinated debt, and we reject the government's proffered alternative interpretation under which the Capital Plan is "triggered" and then deactivated by the subordinated debt issuance. Giving the language of the agreement its ordinary meaning and reading the agreement in its entirety, we conclude that the trial court correctly held that the forbearance continued after the issuance of the subordinated debt. There is no suggestion here that transactions occurring after the initial acquisition caused the bank to be out of compliance, although such events might have eliminated the forbearance. The transaction upon which the government relies--the issuance of the subordinated debt-- was not an event that caused the bank to be out of compliance, but rather an event that increased the bank's regulatory capital. The conflict that the government perceives between affording a 10-year term to the regulatory forbearance and the provisions granting forbearance solely on account of the acquisition transaction simply do not exist on the facts of this case. Accordingly, we affirm the trial court's grant of summary judgment on the issue of liability.


                                II. LOST PROFITS

     One way the law makes the non-breaching party whole is to give him the benefits he expected to receive had the breach not occurred. GLENDALE FED. BANK FSB V. UNITED STATES, 239 F.3d 1374, 1380 (Fed. Cir. 2001) (citing Restatement (Second) of Contractsss. 344(a) (1981)). "The benefits that were expected from the contract, 'expectancy damages,' are often equated with lost profits, although they can include other damage elements as well." ID. (citing Restatement (Second) of Contracts ss.347 (1981)).

     At trial, Hyperion and Bank United argued that they were entitled to expectancy damages of either $558 million or $96 million as measured by two alternative models of lost profits. Both models purported to measure the profits that Bank United would have made by investing the leverage capacity" it would have enjoyed absent the government's breaches.
     The trial court rejected Appellants' lost profits claims, finding that the capital infusions from Hyperion allowed Bank United to prevent the government's breach from negatively affecting its growth or, by extension, its profits. BANK UNITED II, 50 Fed; Cl. at 654 (Appellants "could have and, in fact, did mitigate [the] damages potentially flowing from the enactment of FIRREA."); ID. at 662 ("We find that not only could plaintiffs have easily mitigated the loss of leverage capacity, they actually did so."). This conclusion was based in part on two findings by the trial court.
     First, the that court found that "([d]uring the damages window, the breach Impacts did not prevent Bank United from successfully pursuing its forecasted business operations, including retail growth supplemented by wholesale purchases." ID. at 662. The trial court reached this conclusion by comparing the predicted growth strategy reflected in Bank United's pre-breach business plans to Bank United's actual performance. Contrary to the rapid wholesale growth reflected in Appellants lost profits models, the trial court found that Bank United's pre-FIRREA business plans "projected a well-capitalized thrift primarily focusing on retail growth supplemented by wholesale purchases." ID. at 659; ID. at 660 ("The contemporaneous evidence indicates that Bank United pursued a plan, first expressed in the [December 1988 Holding Company Application] and never contradicted in any subsequent business plan, nor by the actual bank, to first grow its retail base and to supplement its growth with wholesale purchases.'). Thus, the court concluded that Bank United's pre-FIRREA plans were not consistent with the aggressive wholesale strategy reflected in Appellants' lost profits models. Further, the trial court found that Bank United's actual growth was consistent with its pre-FIRREA plans, indicating that the effects of the breach were fully mitigated. ID. at 662.
     Second, the trial court found that "Bank United had the financial ability to increase its wholesale assets during the damages window but determined that appropriate purchases were not available." J~ Thus, the trial court found that the assumption inherent in both lost profits models that Bank United would have invested its leverage capacity in wholesale assets was undercut by Bank United's actual failure to do so. ID. at 662 ("Thus, even though Bank United had the ability to pursue more investments, including wholesale investments, than it actually did, there were frequently no assets in the market that satisfied its risk and yield criteria."); SEE ALSO ID. at 663 ("Even though Bank United needed to deploy excess liquidity to maximize income, it was often unable to do so because there was a 'lack of high quality assets' available in the market.") (citation omitted).
     On appeal, Hyperion and Bank United contend that the trial court's conclusion that Bank United would not have used its leverage capacity to engage in extensive wholesale growth absent the government's breach is clearly erroneous. Appellants point to two supposed flaws in the evidence supporting the trial court's finding. First, they claim that "the business plans and projections on which the trial court relied are essentially useless in answering the question of how much Bank United would have grown absent the breach." This is so, they argue, because one of the business plans relied on by the trial court 'was based on incomplete information about the thrift operation being acquired and the remainder were prepared under the threat of the government's breach and therefore do not accurately reflect how Bank United was expected to grow in the absence of the breach. Second, Appellants argue that the trial court misinterpreted isolated evidence that Bank United was occasionally underleveraged, leading it to reach the erroneous conclusion that this was a persistent problem caused by Bank United's inability to find suitable wholesale assets.
     With respect to Appellants' argument that the business plans relied on by the trial court do not accurately reflect how Bank United would have grown in the absence of the breach, we note that testimony was offered at trial supporting the general proposition that business plans submitted as part of the regulatory process accurately reflect the manner in which managers intend to operate their thrifts. Moreover, although Appellants assert that [t]he December 1988 business plan was prepared before an agreement was reached on the capital promises and was based on limited information about the thrift operation being acquired," they do not identify any specific inaccuracies in the business plan that would render the trial court's reliance on the plan clear error. Similarly, Appellants claim that the remaining business plans relied on by the trial court were prepared under the threat of the government's breach, but fail to cite any evidence specifically supporting their assertion. The record, however, contains testimony and other evidence indicating that as late as mid-1989, Bank United's managers expected that the government would honor the regulatory forbearances and that various projections and other documents were prepared based on that expectation. In light of this evidence and of the record evidence as a whole, we cannot conclude that it was clearly erroneous for? the trial court to find that Bank United's pre-FIRREA business plans and projections accurately reflected the pre-breach thrift's expected growth and manner of operation.
     As for the contention that the trial court erred in its conclusion that Bank United was often underleveraged during the damages window, Appellants in effect ask this court to re-weigh evidence presented to the trial court and reach a different interpretation. Appellants do not contest the fact that Bank United's officers and managers referred to Bank United as underleveraged or having excess liquidity on various occasions, but rather claim that the 'trial court ignored the evidence explaining the Bank's occasional underleveraged position." We decline to draw our own inferences regarding the extent of Bank United's underleveraged position from the record evidence. Thus, we conclude that the trial court did not clearly err in finding that Bank United was underleveraged for significant periods of time between 1989 and 1992.
     Having rejected Appellants' specific challenges to the trial court's factual findings, we similarly reject the contention that the trial court was clearly erroneous in its conclusion that Bank United successfully mitigated the effects of the government's breach through capital infusions from Hyperion. BANK UNITED II, 50 Fed. Cl. at 662. Accordingly, we hold that the trial court did not err in declining to award damages based on the lost profits models presented at trial. Moreover, because the trial court's finding regarding mitigation fully supports Its decision not to award expectancy damages, we find it unnecessary to address Appellants' further arguments with respect to lost profits.


                         III. COST-OF-SUBSTITUTE CAPITAL

     Hyperion and Bank United next argue that the trial court erred in rejecting their claim for mitigation damages in the amount of $117 million. This amount is based on Appellants' "cost-of-substitute-capital" model. This model assumes that Bank United would have needed to raise approximately $226 million dollars in December 1989 to mitigate the loss of leverage capacity caused by the government's breach. BANK UNITED II, 50 Fed. Cl. at 655.
     The trial court rejected this model, explaining that "the most serious flaw in this model is its assumption that all of the lost ratio would have to be restored immediately in December 1989 to forestall economic harm." ID. "But an immediate infusion was not required to mitigate," continued the trial court, because mitigation "could have been accomplished, as it was, on a piecemeal basis as and when it appeared to be desirable to take advantage of investment opportunities." ID.
     On appeal, Hyperion and Bank United challenge the trial court's reasoning, contending that the "piecemeal approach, which supported Bank United's actual post-breach operations, would have been totally inadequate to mitigate the lost profits from the substantial additional wholesale growth that the Government's breach prevented." Thus, argue Appellants, mitigation of the lost profits that would have been earned by investing its leverage capacity would have required that the lost capacity be immediately restored in full after the breach.
     Appellants' arguments regarding their cost-of-replacement-capital model depend on a premise that we have already concluded was correctly rejected by the trial court. The cost-of-replacement-capital model purports to calculate the hypothetical costs of mitigating the profits that Bank United would have earned by investing the' leverage capacity it would have had absent the government's breach As explained above, however, the trial court properly rejected this theory of lost profits, concluding that capital infusions from Hyperion allowed Bank United to invest in wholesale assets in the same manner and to the same extent that it would have absent the breach- In short, Appellants seek the hypothetical costs of mitigating lost profits that the trial court correctly determined were not, in fact, "lost" at all. Thus, because we have concluded that the trial court did not clearly err in finding that Bank United would not In fact have earned these purportedly-lost profits absent the government's breach, it necessarily follows that the trial court's denial of the hypothetical costs of mitigating such profits cannot have been clear error.


                             IV. MITIGATION DAMAGES

     Hyperion end Bank United next argue that the trial court erred in denying their post-trial motions. They contend that the trial court erred by: 1) not awarding them $35,338,988 that was infused into Bank United as equity during 1990 and 1991; 2) refusing to award them $57,074,034 in damages representing a 20 percent rate of return on the $35,338,988 that was infused; and 3) declining to award them $54,126,972 in dividend payments made on the preferred stock issued by Bank United in 1992.

                                       A.

     In explaining its calculation of damages, the trial court began by stating that "Plaintiffs are entitled to recover their actual costs incurred in mitigation of the lost leverage capacity caused by FIRREA." BANK UNITED II, 50 Fed. Cl. at 665. The trial court went on to find that Appellants would have been entitled to the "proven costs" of Hyperion's infusing more than $35 million into Bank United but that no costs associated with the infusions had been demonstrated. ID.
     In post-trial motions, Hyperion and Bank United argued that the trial court's finding that the capital infusions were mitigating transactions entitled them to recover the $35 million that was infused. The trial court rejected Appellants' argument, explaining at length that:

     It's important to keep in mind as the starting point of the analysis concerning Plaintiffs' motions that the portion of the bank's capital ratio provided by the supervisory goodwill, and by the forbearances which Bank United lost upon the enactment of FIRREA, represented borrowing capacity. The FIRREA breach did not remove one dime of tangible investable money from the asset side of the bank's balance sheet, . . . The new capital, insofar as mitigation is concerned, was replacing borrowing capacity, not tangible assets.

     The trial court further emphasized this distinction between "assets" and "borrowing capacity" by stating that the capital infusions knot only restored borrowing capacity, but provided that much cash for the banks growth." In other words, the infusion of these funds not only replaced lost leverage capacity, but also resulted in a net increase in the assets of Bank United in the amount of $35 million. Accordingly, the trial court concluded that "[t]o award the principal amount of such capital infusions would be replacing an investment Plaintiffs still have or have transferred."

On appeal, Hyperion and Bank United contend that even if the trial court was correct in concluding that the capital infusions conferred benefits on Bank United beyond the mitigation of lost leverage capacity, such benefits were both incidental and unwanted and therefore should be ignored in calculating mitigation damages. In addressing the distinction drawn by the trial court between the restoration of borrowing capacity and the addition of assets to Bank United. Appellants concede that "[i]t is true that the payment of $35,338,988 into Bank United as common equity capital had two distinct effects." Appellants explain that the infusion of these funds both "added back some of the leverage capacity lost due to the breach" and "added $35,338,968 in cash to Bank United that otherwise would have had to be borrowed." Appellants continue by stating that "[t]his [second] effect, the savings in day-to-day funding costs that would otherwise have been incurred, is separate from the restoration of leverage capacity and goes beyond mitigation of the harm caused by the breach."
     Appellants' characterization of the effect of the $35 million infusions as merely "the savings in day-to-day funding costs" points out the flaw in their argument. The effect of the capital infusions was not merely a savings in borrowing costs. Rather, if the capital infusions replaced funds that would otherwise have been borrowed, they prevented Bank United from incurring a $35 million debt that it eventually would have been required to repay. Thus, the capital infusions not only relieved Bank United of the need to make interest payments on the $35 million that it otherwise would have borrowed, they also relieved Bank United of having to repay principal in the amount of $35 million.
     By assuming that the capital infusions merely resulted in a reduction in borrowing' costs, Appellants completely fail to take into account the effect on Bank United of, having avoided a $35 million liability. Whether the $35 million is assumed to have been invested or used to have replaced funds that otherwise would have been borrowed, the result is the same:
Bank United was worth an additional $35 million as a result of the net increase of its assets in that amount. Accordingly, as the trial court found, in addition to mitigating the lost leverage capacity resulting from the government's breach, the infusion added $35 million in "investable assets" to Bank United. And, as Bank United's owner, Hyperion necessarily captured that increase either through the increased value of Bank United or as dividend payments.
     Appellants' further argument that this court's precedents compel a contrary conclusion is similarly flawed. Appellants contend that, as in BLUEBONNET SAV. BANK, FSB V. UNITED STATES, 266 F.3d 1348, 1355-56 (Fed Cir. 2001), this $35 million capital infusion constitutes a "financing cost" that should be recoverable in whole. Similarly, they contend that, as in HUGHES COMMUNICATIONS GALAXY, INC. V. UNITED STATES, 271 F.3d 1060, 1066-69 (Fed. Cir. 2001), the $35 million should be considered to be part of the additional cost of obtaining a substitute performance or "cover." At bottom, these cases stand for the well-established principal that a non-breaching party may recover the actual costs of mitigating a breach. As explained above, the trial court found that the $35 million infused into Bank United was never expended or lost" and therefore was not a "cost" of mitigation.
     In sum, Appellants' argument fails to demonstrate any error, much less clear error, in the trial court's finding that they are not entitled to recover the $35 million because this amount represents an investment that they distill have or have transferred? Accordingly, we must decline to hold that the trial court erred in refusing to award this amount as mitigation damages.

                                       B.

     In their post-trial motions, Hyperion and Bank United claimed that they were entitled to $57,074,034 in mitigation damages representing a 20 percent rate of return on the $35,338,988 that was infused. The trial court rejected Appellants' claim, finding that "[t]o award a hypothetical rate of return on [the $35 million] would be a duplication of whatever return the infusing Plaintiffs have already received from their investment."
     On appeal, Hyperion and Bank United renew the argument they made to the trial court. Thus, Appellants contend that "[i]f the Government had not breached, Plaintiff-owners would have retained the $35,338,988 for use in other investments and also received the returns actually produced by Bank United without the need to add more regulatory capital. According to Appellants, any "return" earned as a result of the $35 million that was infused into Bank United represents the mitigating effect of that infusion. Therefore, they contend that the trial court erred in concluding that rewarding them lost returns on the infused funds would be a "duplication" of returns they already received on their investment.
     Appellants' argument again ignores the distinction drawn by the trial court between the restoration of borrowing capacity and the addition of "investable assets" to Bank United. As discussed above, the trial court found that "[t]he new capital, insofar as mitigation is concerned, was replacing borrowing capacity, not tangible assets," Thus, the capital infusions "not only restored borrowing capacity, but provided that much cash for the bank's growth." Accordingly, in addition to the mitigating effect of restoring borrowing capacity, the infusions provided Bank United with an additional $35 million that itself could be invested and on which Bank United earned a return. Bank United and Hyperion fail to demonstrate any difference between the rate of return earned on the $35 million that was infused and the rate of return that otherwise would have been earned on alternative investments. Thus, we have no basis for concluding that Appellants suffered any damages by investing the $35 million in Bank United instead of an alternative investment.

     In short, Appellants' argument fails to demonstrate any error in the trial court's rationale for refusing to award them supposedly-lost returns on the $35 million that was infused into Bank United. Accordingly, we conclude that the trial court did not clearly err in denying Appellants' claim for $57,074,034 in lost returns.

                                       C.

     Hyperion and Bank United next contend that the trial court erred in declining to award them $54,126,972 in dividend payments made on the preferred stock issued by Bank United in 1992.
     In denying Appellants' post-trial motions, the trial court stated that "[t]he essence of my disagreement with Plaintiffs' position is that the
reimbursements   they   now  seek   are  not  for  the   transaction   costs  of
mitigating...but for the money raised to' pursue aims which would have required infusions or acquisitions of real cash to accomplish, even in the absence of the FIRREA breach."
     On appeal, Hyperion and Bank United argue that "the leverage capacity restored by the preferred stock's addition of $85,500,000 in regulatory capital to Bank United would, absent the breach, have been available without the need to pay preferred stock dividends." Therefore, they contend, the trial court erred in refusing to award them the dividend payments as mitigation costs.
     As with the arguments addressed above, Appellants fail to demonstrate any clear error in the trial court's findings. The trial court limited its initial award of damages to the transaction costs incurred by Appellants in the 1992 preferred stock issuance. BANK UNITED II, 50 Fed. Cl. at 665. Again, in its ruling on the post-trial motions, the trial court explained that the "essence of [its] disagreement with [Appellants'] position" was that they sought an award that went beyond transaction costs. The trial court's finding that Appellants' mitigation costs associated with the 1992 preferred stock offering were restricted to transaction costs is consistent with testimony offered by the government's lead expert at trial that, because the value of the cash proceeds of a capital offering equal the expected expense of future dividends, the true costs of such a transaction are limited to floatation costs. We have previously declined to hold such a finding clearly erroneous, and we do so again here. SEE CAL. FED. BANK, FSB V. UNITED STATES, 245 F.3d 1342, 1350 (Fed. Cir. 2001).


                           V. CROSS-APPEAL ON DAMAGES

     The issue remaining for us to address is raised by the government's cross-appeal of the trial court's award of $3,942,500 representing the transaction costs associated with Bank United's $85.5 million preferred stock issuance. In its damages decision, the trial court found that Bank United's issuance of 3,420,000 shares of noncumulative, preferred stock, which occurred on December 29, 1992, was a mitigating transaction. BANK UNITED II, 50 Fed. Cl. at 665. Accordingly, the court found that Appellants were entitled to recover $2,992,500 in commissions and $950,000 is other expenses associated with the stock offering. ID.
     On appeal, the government contends that the trial court committed clear error in finding that the 1992 stock issuance was a reasonable mitigating transaction. This is so, accordingly to the government, because "any 'adverse effect' of the breach upon Bank United's leverage capacity ended on December 31, 1992, and, thus, any benefit derived from any ability to operate at a capital level lower than otherwise required disappeared." Moreover, emphasizes the government, "any adverse effect during 1992 was insignificant and immaterial, because (as of the beginning of that year) the capital, level required by the capital forbearance and the prevailing capital requirements converged at three percent, though there were minor computational differences" (citation and emphasis omitted). Therefore, the government argues, the "transaction costs related to raising $85.5 million in equity bore no relationship to the costs necessary to replace [the] insignificant and immaterial amount of lost leverage capacity" remaining on December 29, 1992, two days before the end of the damages window.
     Appellants reply to the government's argument by pointing out that "[t]he trial' court did not rule that the preferred stock mitigated 'two days' of lost leverage capacity" but rather "focused on mitigation that, in (its] view, enabled (Appellants] to pursue their long-term strategy and plans for Bank United." Appellants further claim that the timing of the stock offering does not preclude its being a mitigating transaction, arguing that "[b]y its nature, the loss of leverage capacity caused by the breach had continuing, long-term effects on Bank United that did not disappear on December 31, 1992."
     We cannot accept Appellants' mere assertion that the governments breach had "continuing, long-term effects" which were mitigated by, the 1992 stock offering. Appellants have entirely failed to direct our attention to any evidence in the record demonstrating any effects of the breach extending beyond the damages window. Nor is it apparent from the trial court's extensive decision what such continuing effects might be. Accordingly, we reverse the trial court's award of $3,942,500 representing the transaction costs associated with Bank United's 1992 preferred stock issuance.


                                   CONCLUSION

     For the foregoing reasons, we affirm the trial court's grant of summary judgment as to liability and its denial of the additional damages sought by Appellants. However, we reverse the trial court's award of $3,942,500 in mitigation damages associated with the 1992 preferred stock issuance.
     No costs.